UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 23, 2007 (November 19, 2007)

Date of Report (Date of Earliest Event Reported)

ALERIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2007, Aleris International, Inc., a Delaware corporation (“Aleris”), and its wholly owned subsidiary Aleris Recycling (German Works) GmbH, a German limited liability corporation (“Recycling”, and together with Aleris, the “Sellers”) entered into a definitive stock purchase agreement (the “Stock Purchase Agreement”) with Votorantim Metais North America, Inc., a Delaware corporation (“VMNA”), and Azben Holdings GmbH, an Austrian company (“Azben”, and together with VMNA, the “Buyers”). The Buyers are affiliates of Votorantim Metais Ltda., a Brazilian limited liability company (“Votorantim”). The Stock Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, VMNA will purchase from Aleris all of the issued and outstanding shares of capital stock of each of U.S. Zinc Corporation, a Delaware corporation (“USZ”), and Interamerican Zinc, Inc., a Delaware corporation (“IZI”), and Azben will purchase from Recycling all of the issued and outstanding shares of capital stock of Aleris Asia Pacific Zinc (Barbados) Ltd., a Barbados company (“AAPZ” and, together with USZ and IZI, the “Zinc Companies”). The aggregate consideration for the issued and outstanding shares of capital stock of the Zinc Companies is $295 million, subject to adjustment as provided in the Stock Purchase Agreement.

The Sellers have made customary representations, warranties and covenants in the Stock Purchase Agreement, including, among others, covenants to conduct the business of the Zinc Companies in the ordinary and usual course during the interim period between the execution and closing of the Stock Purchase Agreement and not to engage in certain transactions during such period. The Sellers have also agreed that they will not engage in a competing business, as defined in the Stock Purchase Agreement, for three years following closing of the Stock Purchase Agreement.

The Buyers have made customary representations, warranties and covenants in the Stock Purchase Agreement, including, among others, covenants to provide Company Employees, as defined in the Stock Purchase Agreement, (i) base compensation and target bonuses (but not equity-based compensation) substantially comparable in the aggregate to current levels and (ii) certain pension and welfare benefits (but not equity-based compensation) substantially comparable in the aggregate to certain current benefits in each case for not less than one year following the closing of the Stock Purchase Agreement.

Consummation of the Stock Purchase Agreement is subject to customary conditions, including (i) absence of any law or order prohibiting the consummation of the transaction, (ii) expiration or termination of the applicable Hart-Scott-Rodino waiting period, and (iii) the absence of any material adverse effect on the Zinc Companies.

The Stock Purchase Agreement may be terminated by the Buyers under certain circumstances if there has been a breach of any representation, warranty, covenant or agreement made by the Sellers. If the Stock Purchase Agreement is not consummated on or before March 15, 2008, it may be terminated by the Buyers or by the Sellers.

The obligations of the Buyers to the Sellers have been guaranteed by Votorantim pursuant to a Guarantee Agreement, dated as of November 19, 2007 (the “Guarantee Agreement”). The Guarantee Agreement provides that, upon the terms and subject to the conditions set forth in the Guarantee Agreement, Votorantim will cause Buyers to fully perform and observe their covenants and other obligations under the Stock Purchase Agreement and related agreements. The Guarantee Agreement also provides for specific performance by Votorantim.

The foregoing summary of the Stock Purchase Agreement and the Guarantee Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Stock Purchase Agreement and the Guarantee Agreement attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of November 19, 2007, by and among Aleris International, Inc., Aleris Recycling (German Works) GmbH, Votorantim Metais North America, Inc. and Azben Holdings GmbH.

10.1	Guarantee Agreement, dated as of November 19, 2007, by and among Aleris International, Inc., Aleris Recycling (German Works) GmbH and Votorantim Metais Ltda.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23 , 2007

Aleris International, Inc.

By:	/s/ Joseph M. Mallak
Joseph M. Mallak
Senior Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of November 19, 2007, by and among Aleris International, Inc., Aleris Recycling (German Works) GmbH, Votorantim Metais North America, Inc. and Azben Holdings GmbH.

10.1	Guarantee Agreement, dated as of November 19, 2007, by and among Aleris International, Inc., Aleris Recycling (German Works) GmbH and Votorantim Metais Ltda.